EXHIBIT 99.1

Viragen Announces Debt Restructuring;

Expects to Demonstrate Amex Compliance

PLANTATION, FLORIDA – March 20, 2007 – Viragen, Inc. (AMEX: “VRA”; “VRA.U”; “VRA.WS”) today announced that the Company has entered into an equity-for-debt restructuring agreement with seven institutional investors who had previously held approximately $9.2 million in convertible notes and debentures, as well as related warrants. By exchanging this debt, related accrued interest and warrants for common shares, Viragen’s Stockholders’ Equity now exceeds the $6 million minimum required for continued listing on the American Stock Exchange (Amex). The Company expects to file a Form 8-K with the Securities and Exchange Commission containing a pro forma balance sheet, anticipating the filing will demonstrate compliance with Amex’s continued listing criteria.

The terms of this debt restructuring agreement permitted the holders of the notes, debentures and related warrants to immediately exchange those securities for common shares of Viragen. The exchange was effected at a rate of one share of common stock for each $0.10 per share of outstanding notes and debentures, resulting in the issuance of approximately 93 million shares.

Viragen’s President & CEO, Charles A. Rice, commented, “This restructuring was a necessary step for two very important reasons. First, we expect the restructuring to return us to compliance with the Amex’s listing rules, and we will continue to communicate our plans to Amex, as we aim to maintain compliance through subsequent quarters. Second, we believe the restructuring will enhance our ability to raise additional capital under terms more favorable to the Company.”

Viragen’s listing status remains subject to review by Amex officials, and while Viragen believes it has now achieved compliance with Amex listing criteria, Amex has not yet issued a final decision, and Amex officials could determine to delist Viragen’s shares.

About Viragen, Inc.:

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product and product candidate portfolio includes: Multiferon® (multi-subtype, human alpha interferon) which is uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, other niche cancer indications and selected infectious diseases; VG101, a humanized monoclonal antibody that binds selectively to an antigen over-expressed on Stage IV malignant melanoma tumors; and VG102, a highly novel humanized monoclonal antibody that binds selectively to an antigen that is over-expressed on nearly all solid tumors. We are also pioneering the

Viragen, Inc.	1
865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 - Telephone (954) 233-8746 - Fax (954) 233-1414

development of the OVA™ System (Avian Transgenics), with the renowned Roslin Institute, the creators of “Dolly the Sheep”, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the success of third-party marketing efforts; our ability to retain third-party distributors; our ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc.	2
865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 - Telephone (954) 233-8746 - Fax (954) 233-1414